Exhibit 10.2

August 12, 2019

STRICTLY PRIVATE & CONFIDENTIAL

Andy Yeung

Dear Andy,

Subject to the final approval of the Board of Directors (the “Board”) of Yum China Holdings, Inc. (the Company), we are pleased to offer you the position of Chief Financial Officer (CFO) of Yum China (hereinafter “the Company”), effective September 16, 2019 (the “Effective Date”) as mutually agreed. In your role as CFO, you will report to Joey Wat, CEO YUMC. The position is based in Shanghai, PRC.

In the event that you are assigned to a different role and/or level in the future, the Company has the discretion to make appropriate adjustments to the terms outlined in this letter, reflective of the total compensation and benefits associated with such role and/or level.

As long as you remain as CFO, any compensation action for you is subject to the approval of the Compensation Committee of the Board.

The following compensation outlined below will apply to you as of the Effective Date:

1.	Base Salary

Your base salary will be US$650,000 per annum payable in arrears of 12 equal monthly payments. You are responsible for China Individual Income Tax (“IIT”) and (if legally mandated) your share of contributions to all statutory social insurance funds, subject to China Employer’s withholding right and obligation. The next merit review of your base salary will be in February 2020.

2.	YumChina Leader’s Bonus Program (“YLB”)

Upon the Effective Date, you will be eligible to participate in our YLB scheme at a target bonus rate of 75% of your base salary. For illustrative purposes, the 2019 YLB provides eligible participants the opportunity to earn an annual bonus amount, subject to IIT, based on both individual and company performance. The actual bonus payout, subject to IIT withholding, will be determined by how the business does as a whole (against quantitative criteria) and your own performance against business objectives, as approved by the Compensation Committee. As a formula for bonus payment = Target Bonus % X Individual Performance Rating X Team Factor (pro-rated for year 2019).

Team factor is the Company’s performance factor approved by the Compensation Committee. For 2019, both individual performance rating and team factor can extend beyond 100%, given above expectation performance, up to a maximum of 150% and 200% respectively, which provide a combined maximum bonus earning potential at 300% of the target amount. The multiplier, maximum potential payout percentage, performance factors and computation method are subject to review and revision on an annual basis by the Compensation Committee.

3.	Long Term Incentive Program:

You are eligible to participate in the Company’s Long Term Incentive Program. With respect to your participation in the Long-term Incentive Program in 2020, you will be granted stock appreciation rights (“SARs”) and/ or performance stock units (“PSUs”), subject to the approval of the Compensation Committee. Long-term incentive grants are awarded annually, based on your position level. Your 2020 long-term incentive target grant value will be US$880,000 (economic value). Grant size, allocation (i.e., mix of SAR and PSU awards) and value may change from year to year. You will be responsible for China IIT on the long-term incentive awards.

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Based on the Stock Ownership Guidelines (“SOG”) approved by the Board, your ownership requirement or value of stock to be held is equivalent to three (3) times your annual base salary. You have five (5) years from February 2020 to meet the SOG. Per the SOG schedule, you need to meet 25% in 2 years, 50% in 3 years, 75% in 4 years, and 100% on the fifth anniversary.

4.	Sign-on Restricted Stock Unit (RSU) Grant

Subject to the approval of the Compensation Committee of the Board and that your commencement date (the Effective Date) is no later than Sept 16, 2019, you will be awarded a RSU grant in economic value of USD 1,000,000 within four months from the Effective date. The sign-on RSU will vest on equal installments on each of the first three anniversaries of the date of grant. On vesting, shares will be issued to you provided you remain continuously and actively employed with the Company or subsidiary of YUMC through each RSU vesting.

5.	Benefits subject to Scale-down* (governed by the Company HR Policy).

As of the Effective Date, you will be eligible for the benefits set forth below. You will be responsible for any applicable IIT with respect to these benefits, subject to China Employer’s withholding right and obligation.

a.	Transportation/Car Running Expenses:

While you work in China, you will be provided with a car, with reimbursement of actual running expenses of up to RMB 42,000 per calendar year, covered in accordance with Company policy. Should you decide to hire a driver, this will be at your personal discretion and expense. In lieu of the car benefit, you may choose to receive a transportation allowance of RMB 120,000 per calendar year, payable in equal monthly installments of RMB 10,000 per month. The allowance is subject to IIT.

b.	Housing:

While you work in China, you will be provided with adequate housing at no cost to you. Per Company policy, the housing budget for someone at your level and family size is RMB 53,900 per calendar month. In addition, the Company shall reimburse electricity, water, and gas charges within a limit no higher than 5% of the rental budget per calendar year. Only actual amounts incurred will be borne by the Company. The above budget may be adjusted from time to time based on market value.

c.	Vacation Leave and Home Passage Provision:

You are eligible for a total of 20 workdays of paid vacation leave per calendar year for the duration of your assignment in China, pro-rated for 2019. You will observe all local holidays. You will be provided with a travel budget equivalent to one round-trip (SHA/US) restricted business class airfare, and one round-trip (SHA/Hong Kong) restricted biz airfare for you and eligible dependent. China IIT, if applicable, will be your responsibility.

No payment will be made in lieu of vacation travel not being performed. All vacations and reimbursements will be administered in accordance with the Vacation Leave Policy. The vacation travel budget for any partial calendar year will be pro-rated based on the number of days you served as CFO during such year.

*	Other than vacation leave, provisions under Section 5, which includes housing, car running expenses, home passage will be scaled down by a third a year beginning from the sixth anniversary.

6.	Provident Fund

You are eligible to participate in the Bai Sheng Restaurant (Hong Kong) Ltd. Provident Fund Plan registered in Hong Kong in accordance with the approved plan document. The Company’s contribution ranges from 5% to 10% of your base salary depending on years of service. Starting from the Effective Date, the Company’s contribution will be 5% of your base salary. Your contribution is on a voluntary basis.

In the event that the participation of China Social Insurance becomes mandatory for you, the provident fund plan benefit will be replaced by such statutory provision. You are responsible for China IIT on the Company’s contribution.

7.	Medical, Dental & Life Insurance Plan

You will be covered under the Company’s Senior Executives group worldwide medical, dental and life insurance plan. Eligible dependents are also covered by the Group Worldwide medical insurance.

8.	Code of Conduct

As an employee of the Company, you are expected to observe the Company’s Code of Conduct. You are also expected to obey the laws and regulations and respect the lawful customs of the People’s Republic of China and any other countries which you may visit in the areas of business duties. Naturally, we would expect that you would not engage in any employment or business activity that conflicts with the business interest of the Company.

9.	Reassignment

You are subject to reassignment to any of the Company’s foreign or domestic locations, and any such reassignments will be subject to the future needs of the Company.

10.	Non-Disclosure

By signing this letter agreement, you agree that at all times (notwithstanding the termination of this letter agreement) not to use for your own advantage, or to disclose to any third party any information concerning the business or affairs of the Company and its affiliates, comprising trade secrets and business matters or information which you know or ought reasonably to have known to be confidential. You understand that nothing contained in this letter agreement limits your ability to report possible violations of law or regulation to, or file a charge or complaint with, the U.S. Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand that this letter agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Nothing in this letter agreement shall limit your ability under applicable United States federal law to (i) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law or (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

11.	Non-Compete

By signing the offer letter, you agree that during the period of one (1) year following the termination of this agreement, you shall not be engaged or interested (whether as principal, agent, consultant or otherwise) in any trade or business in the Mainland and Hong Kong Special Administrative Region of the People’s Republic of China you have been involved or with which you have been concerned as part of you employment with the Company and which is similar to, and by virtue of its location, competes with, any trade or business being carried on as at the Termination Date by the Company or any of its affiliates i.e. the restaurant industry including without limitation McDonalds’, Burger King, Starbucks, Wendy’s, Dicos, Popeye, Domino’s Pizza, Subway, Little Caesars Pizza, and Papa John’s. The list will be periodically reviewed and amended as and when deemed necessary. You will be timely communicated of the changes, and you hereby give your pre-consent to the changes, if any.

In compliance with the local law and subject to your acceptance of the terms of “Non-Compete” stipulated in section 11 of this letter, you will be paid within one month from the Employment termination (non-cause^) a lump sum equivalent to five (5) times of your average monthly salary in the past 12 months. The amount after applicable IIT withholding will be credited to your designated payroll bank account. The Company, where deemed appropriate and at its discretion, reserves the right to void or cease the non-compete provision, in part or in full, by providing you with no less than two-month advance notice.

Should you violate and/or fail to comply with the above stated non-compete terms within one year from the effective date of your termination, you are required to pay the Company liquidated damage of three (3) times the gross non-compete compensation lump sum paid to you. If the total damage and/or cost to the Company (including but not limited to the loss of business, revenue and profit, and fees incurred in recouping the appropriate compensation from the individual) is higher, the Company reserves the right to seek further compensation from the individual.

^For purposes of this letter agreement, “cause” shall mean: (i) the willful failure by you to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness); (ii) your willful misconduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; (iii) your commission of such acts of dishonesty, fraud, misrepresentation or other acts of moral turpitude; (iv) your conviction or plea of no contest to a felony (or equivalent crime in the PRC) or a crime of moral turpitude; or (v) any terminable events under the Company’s Code of Conduct as referenced in Section 8 of this letter.

12.	Cooperation in Investigation and Litigation

By signing this offer letter you agree at all times (notwithstanding the termination of this letter agreement) that in the event the Company becomes involved in investigations, audits or inquiries, tax examinations or legal proceedings, by a judicial, governmental or regulatory authority, of any nature, related directly or indirectly to events that occurred during your employment and about which you have or may have personal knowledge, you agree that you will be reasonably available upon reasonable notice from the Company, to answer discovery requests, give depositions or testify, with respect to matters of which you have or may have knowledge as a result of or in connection with your employment relationship with the Company. In performing the obligations under this section, you agree that you will truthfully, forthrightly and completely provide the information reasonably requested. The Company will reimburse you for all reasonable out-of-pocket expenses incurred by you in connection with such cooperation. The parties understand and acknowledge that this provision is not intended to restrict your ability to become employed by another employer or unreasonably interfere with such employment.

13.	Non- Solicitation

By signing the offer letter, you agree that during the period of two (2) year following the termination of this agreement, you shall not solicit or endeavor to entice away from Yum China & it’s affiliates any other employee or person engaged (whether or not such a person would commit any breach of contract by reason leaving the service of the Company), or any customer of Yum China and its affiliates.

14.	Non- Disparagement

By signing this offer letter you agree that at all times (notwithstanding the termination of this letter agreement) not to do or say anything which criticizes or disparages the Company, its management practices, or products, which disrupts or impairs, or may disrupt or impair, the Company’s or any of its Affiliate’s normal ongoing business operations; or which harms, or may harm, the Company’s or any of its Affiliate’s reputations with its employees, customers, suppliers, government authorities, or the public.

15.	Termination

Any termination notice will be in writing and in accordance with Company policy. Current policy requires a three-month notice period or payment-in-lieu to be provided by either party in the event of termination of employment.

16.	Reference Check and Medical Clearance

This offer of employment is contingent upon successful reference check and medical clearance.

All other terms and conditions of employment will be governed by established policies and procedures, which are subject to change from time to time by the Company.

If at any time any provision of this letter agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions shall not be impaired or affected.

If, for compliance with PRC employment and tax laws and regulations, a PRC labor contract needs to be signed between China Employer (as the employer) and you (as the employee) and includes terms and conditions which may be inconsistent with those herein, the terms and conditions of this letter agreement shall prevail and you specifically agree to refrain from exercising any rights, taking any actions or seeking any remedies based on such PRC labor contract or PRC laws or regulations. Your failure to comply with this special provision shall constitute a material breach of this letter agreement and result in waiver or forfeiture of all of your rights and benefits under this letter agreement that are more favorable to you than those available under the PRC labor contract or PRC laws and regulations.

Kindly acknowledge your acceptance of the above appointment terms by signing and returning the duplicate of this letter.

Yours sincerely,

For and on behalf of Yum China Holdings, Inc.

/s/ Aiken Yuen
Aiken Yuen,
CPO YUMC

*	This offer is valid for two weeks from the date of this Employment Letter and supersedes the terms previously communicated to you
**

This Employment Letter contains non-public information. You must keep the information confidential. You are reminded not to disclose or communicate to another party without the prior written consent of Yum China HR.

I, Andy Yeung, confirm that I have read, understood and agreed to the terms of Employment Offer outlined in this Letter /Agreement.

/s/ Andy Yeung	August 12, 2019
Andy Yeung	Date